Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Leann Vandergrift Media Relations 949.349.7411/7420 tel	EXHIBIT 99.1

949.349.2000 tel 949.349.5014 fax	Lila Churney Investor Relations 949.349.3909 tel 949.349.5375 fax

News Release

FLUOR CORPORATION EXERCISES RIGHTS
UNDER CONVERTIBLE NOTES INDENTURE

ALISO VIEJO, Calif., -December 30, 2004 — In early 2004, Fluor Corporation (NYSE: FLR) issued $330 million principal amount of 1.5 percent senior convertible notes due 2024. The conversion of the notes into the company’s common stock is contingent upon the share price reaching approximately $72.72, or a premium of 30 percent of the conversion trigger price of $55.94.

     Fluor announced today that it has exercised its right under the convertible notes indenture to pay in cash the principal amount of the notes presented for conversion. Any stock appreciation amount above the conversion trigger price of $55.94 will be satisfied by the company through the issuance of common stock.

     Statement of Financial Accounting Standards No. 128, “Earnings per Share” had been widely interpreted to allow the exclusion of common shares underlying contingently convertible debt instruments from the calculation of diluted earnings per share until the contingent conversion share price is reached (in Fluor’s case, when the share price reaches approximately $72.72). In late 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a final consensus that the accounting for contingent convertible instruments should follow the same accounting treatment as traditional convertible instruments — the “if converted” method of accounting — and that the potential dilutive effect of the instrument should be included in diluted earnings per share immediately upon its issuance, but that principal amounts that must be settled entirely in cash may be excluded from the computations. This consensus becomes effective December 31, 2004.

     Fluor irrevocably elected to pay the principal amount of the convertible debentures in cash, and, therefore, there will be no dilutive impact until the average stock price exceeds the conversion trigger price of $55.94. Fluor will then use the treasury stock method of accounting for the difference between the market stock price in a quarter and $55.94. The shares required to cover this difference will be included in calculating diluted earnings per share. Previously reported diluted earnings per share for the first, second, and third quarters of 2004 will not change as a result of the application of the consensus.

     “This election to pay the principal amount of the notes in cash is in line with Fluor’s capital structure management strategy and reflective of our financial strength and business outlook,” states Michael Steuert, Fluor Corporation’s senior vice president and chief financial officer.

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of nearly $9 billion in 2003. For more information, visit www.fluor.com.

     Additional information can be found in press releases as well as Fluor’s public periodic filings with the Securities and Exchange Commission.

Note: This document contains forward-looking statements regarding, among other things, the Company’s projected financial results and the expected performance of the Company’s business. These forward-looking statements reflect current analysis of existing information. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Additional information concerning these and other factors can be found in press releases as well as periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business-Other Matters-Company Business Risks” in the Company’s Form 10-K filed March 15, 2004. These filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements.

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